UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Bluegreen Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4960 Conference Way North, Suite 100
Boca Raton, Florida 33431

June 27, 2011

Dear Shareholder:

          You are cordially invited to attend the Annual Meeting of Shareholders of Bluegreen Corporation, which will be held on July 27, 2011 at 9:30 a.m., local time, at the Boca Raton Marriott at Boca Center, 5150 Town Center Circle, Boca Raton, Florida 33486.

          The accompanying Notice of Annual Meeting and Proxy Statement describe the formal business that will be transacted at the Annual Meeting and contain certain information about us and our officers and directors. Please read these materials so that you will know what we plan to do at the Annual Meeting. Also, please complete, sign and return the accompanying proxy card in the postage-paid envelope or otherwise transmit your voting instructions as described on the accompanying proxy card. This way, your shares will be voted as you direct even if you cannot attend the Annual Meeting.

          Thank you for your continued support of our Company.

Sincerely,

John M. Maloney, Jr.
President and
Chief Executive Officer

Bluegreen Corporation
4960 Conference Way North, Suite 100
Boca Raton, Florida 33431

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on July 27, 2011

          Notice is hereby given that the Annual Meeting of Shareholders of Bluegreen Corporation (the “Company”) will be held at the Boca Raton Marriott at Boca Center, 5150 Town Center Circle, Boca Raton, Florida 33486 on July 27, 2011 commencing at 9:30 a.m., local time, for the following purposes:

1.	To elect six directors to the Company’s Board of Directors, each to serve for a term expiring at the Company’s 2012 Annual Meeting of Shareholders.

2.	To approve amendments to the Company’s 2006 Performance-Based Annual Incentive Plan.

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011.

4.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

          The matters listed above are more fully described in the Proxy Statement that forms a part of this Notice of Annual Meeting.

          Only shareholders of record at the close of business on June 21, 2011 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Anthony M. Puleo
Secretary
June 27, 2011

IMPORTANT: THE PROMPT RETURN OF PROXIES OR VOTE OF YOUR SHARES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. THEREFORE, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR OTHERWISE TRANSMIT YOUR VOTING INSTRUCTIONS AS DESCRIBED ON THE ENCLOSED PROXY CARD. NO POSTAGE IS REQUIRED FOR THE PROXY CARD IF MAILED IN THE UNITED STATES.

Bluegreen Corporation
4960 Conference Way North, Suite 100,
Boca Raton, Florida 33431

PROXY STATEMENT

          The Board of Directors of Bluegreen Corporation (the “Company”) is soliciting proxies to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the Boca Raton Marriott at Boca Center, 5150 Town Center Circle, Boca Raton, Florida 33486 on July 27, 2011 commencing at 9:30 a.m., local time, and at any and all postponements or adjournments of the Annual Meeting, for the purposes set forth in the accompanying Notice of Annual Meeting.

          This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are first being mailed to shareholders on or about June 27, 2011.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

          At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting accompanying this Proxy Statement, including the election of six directors to the Company’s Board of Directors, the amendments to the Company’s 2006 Performance-Based Annual Incentive Plan, the ratification of the appointment of the Company’s independent registered public accounting firm (sometimes referred to herein as the “independent auditor”) for fiscal 2011 and any other matters which may properly be brought before the Annual Meeting. Also, after the formal meeting has adjourned, management will be available to respond to appropriate questions from shareholders.

Who is entitled to vote at the Annual Meeting?

          Shareholders of record of the Company’s common stock (“Common Stock”) at the close of business on June 21, 2011 (the “Record Date”) may vote at the Annual Meeting.

          As of the close of business on the Record Date, 32,571,639 shares of Common Stock were issued and outstanding, and thus are eligible to be voted at the Annual Meeting.

What are the voting rights of the holders of Common Stock?

          Each holder of record of Common Stock at the close of business on the Record Date is entitled to cast one vote per share on each matter presented at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

          If your shares are registered directly in your name with BNY Mellon Shareowner Services, the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares but not the shareholder of record, and your shares are held in “street name.”

Who can attend the Annual Meeting?

          All shareholders as of the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting, and each may be accompanied by one guest. Shareholders who wish to attend the Annual Meeting may contact Theresa Murray at (561) 912-8011 for directions.

          IF YOU ATTEND, PLEASE NOTE THAT YOU MAY BE ASKED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS A DRIVER’S LICENSE OR PASSPORT. CAMERAS, RECORDING DEVICES AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE ANNUAL MEETING.

          SHAREHOLDERS SHOULD BRING THE ADMISSION TICKET ATTACHED TO THEIR PROXY CARD IN ORDER TO FACILITATE THEIR REGISTRATION PROCESS AT THE ANNUAL MEETING. PLEASE ALSO NOTE THAT IF YOU HOLD YOUR SHARES IN “STREET NAME” AND, THEREFORE, YOU DID NOT RECEIVE AN ADMISSION TICKET, YOU WILL NEED TO BRING A COPY OF THE BROKERAGE STATEMENT REFLECTING YOUR STOCK OWNERSHIP AS OF THE CLOSE OF BUSINESS ON THE RECORD DATE SO THAT YOU CAN REGISTER AT THE ANNUAL MEETING.

What constitutes a quorum?

          The presence at the Annual Meeting, in person or by proxy, of holders of at least 16,285,821 shares of Common Stock, which represents a majority of the shares of Common Stock issued and outstanding as of the close of business on the Record Date, will constitute a quorum, permitting the transaction of business at the Annual Meeting.

What vote is required for a proposal to be approved?

          For the election of directors, the affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting is required. A properly executed proxy marked to withhold a vote with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether or not a quorum exists.

          For the amendments to the Company’s 2006 Performance-Based Annual Incentive Plan and the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011, the affirmative vote of the holders of a majority of the votes present at the meeting in person or by proxy and entitled to be cast on the proposals will be required for approval. Abstentions will count as votes against these proposals.

Will my broker, bank or nominee have discretion to vote my shares if I do not provide voting instructions?

          If you hold your shares in “street name” through a broker, bank or other nominee and you have not provided voting instructions to your broker, bank or nominee, then whether your broker, bank or nominee may vote your shares in its discretion depends on the proposal before the Annual Meeting. Under the rules of the New York Stock Exchange (the “NYSE”), your broker, bank or nominee may vote your shares in its discretion on “routine matters.” The ratification of the appointment of the Company’s independent registered public accounting firm is a routine matter on which brokers, banks and nominees will be permitted to vote your shares if no voting instructions are furnished. The election of directors and the amendments to the Company’s 2006 Performance-Based Annual Incentive Plan are not routine matters and, accordingly, your broker, bank or nominee will not have discretionary voting authority with respect to those proposals if no voting instructions are furnished. This is called a “broker non-vote.” Broker non-votes will have no effect on the election of directors but will count as votes against the amendments to the Company’s 2006 Performance-Based Annual Incentive Plan.

How do I vote my shares?

          If you are a shareholder of record, you can give a proxy to be voted at the Annual Meeting by completing, signing and mailing in the enclosed proxy card. You may also vote your shares by following the voting directions set forth on the enclosed proxy card.

          If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker, bank or nominee. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the voting of your shares.

Can I vote my shares in person at the Annual Meeting?

          If you are a shareholder of record, you may vote your shares at the Annual Meeting by completing a ballot at the Annual Meeting.

          However, if you are a “street name” holder, you may vote your shares in person only if you obtain a signed proxy from your broker, bank or nominee giving you the right to vote the shares in person.

          Both shareholders of record and “street name” holders may attend the Annual Meeting. Even if you currently plan to attend the Annual Meeting, the Company recommends that you also submit your vote or proxy in advance of the Annual Meeting as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What are my choices when voting?

          With respect to the election of directors, you may vote for all of the nominees, or your vote may be withheld with respect to one or more of the nominees. With respect to the proposals to amend the Company’s 2006 Performance-Based Annual Incentive Plan and to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011, you may vote for or against, or abstain from voting on, the proposals.

What is the Board’s recommendation?

          The Board of Directors recommends a vote FOR all of the nominees for director, a vote FOR the amendments to the Company’s 2006 Performance-Based Annual Incentive Plan and a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011.

What if I do not specify how I want my shares voted?

          If you mail in your proxy card but do not specify on your proxy card how you want to vote your shares, your shares will be voted FOR all of the nominees for director, FOR the amendments to the Company’s 2006 Performance-Based Annual Incentive Plan, FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011, and in accordance with the discretion of the proxy holder on any other matters which may properly be brought before the Annual Meeting.

Can I change my vote?

          Yes. You may revoke your proxy by providing written notice of revocation addressed to Anthony M. Puleo, Secretary, at the Company’s principal executive offices set forth on the first page of this Proxy Statement or in person so that it is received by 11:59 p.m., local time, on July 26, 2011. You may also submit a new valid proxy bearing a later date or transmit new voting instructions in accordance with the voting procedures described on the proxy card. The powers of the proxy holders will be suspended if you attend the Annual Meeting and vote in person, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

          You may also revoke previously given voting instructions by filing with Broadridge Financial Solutions, Inc. (“Broadridge”) either a written notice of revocation or a properly completed and signed proxy card bearing a later date. Such notice or proxy card must be received by Broadridge at its address indicated on the proxy card by 11:59 p.m., local time, on July 26, 2011.

How do I vote my 401(k) shares?

          If you participate in the Bluegreen Corporation Retirement Savings Plan, you may give voting instructions as to the number of shares of Common Stock credited to your account as of the close of business on the Record Date. You may provide voting instructions via telephone or the Internet by following the directions set forth on the voting card accompanying this Proxy Statement. All voting instructions which are timely received will be tallied and then sent to SunTrust Bank (the “Trustee”), which votes the shares held in the plan in accordance with the voting instructions given by plan participants. If you do not timely submit your voting instructions, the Trustee will vote the shares of Common Stock credited to your account as of the close of business on the Record Date according to the majority of votes in respect of shares held in the plan which were timely received. All voting instructions will be kept confidential.

Are there any other matters to be acted upon at the Annual Meeting?

          The Company does not currently know of any other matters to be presented or acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the discretion of the proxy holder.

CORPORATE GOVERNANCE

          Pursuant to the Company’s bylaws, the Company’s business and affairs are managed under the direction of the Board of Directors. Directors are kept informed of the Company’s business through discussions with management, including the Company’s Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Determination of Director Independence

          The Company has in the past maintained, and intends in the future to maintain, a Board of Directors comprised of a majority of independent directors. Under the listing standards of the NYSE, however, the Company’s Board of Directors is not required to be comprised of a majority of independent directors as a result of the approximately 52% ownership interest of BFC Financial Corporation (“BFC”) in the Company’s Common Stock.

          The Board of Directors assesses the independence of its members in accordance with the listing standards of the NYSE. During 2010, the Company’s Board of Directors consisted of ten directors. Norman H. Becker, Lawrence A. Cirillo, Robert F. Dwors, Scott W. Holloway. John Laguardia and Arnold Sevell, who together represented a majority of the Board, were determined to be “independent.” During April 2011, Messrs. Dwors and Rutherford resigned from the Board. As a result of those resignations, the Board of Directors currently consists of eight directors. During May 2011, the Board determined that four of the eight members, Norman H. Becker, Lawrence A. Cirillo, Scott W. Holloway and Arnold Sevell, were “independent.” While Mr. Holloway’s service on the Board of Directors will expire at the Annual Meeting, the Board of Directors has nominated for election at the Annual Meeting two new director candidates, James R. Allmand, III and Orlando Sharpe, and, during May 2011, determined that each of Messrs. Allmand and Sharpe is “independent.” Accordingly, if all of the director candidates nominated by the Board of Directors are elected at the Annual Meeting, the Board will again be comprised of a majority of independent directors.

          In determining Mr. Becker’s independence, the Board specifically considered the fact that he serves on the Board of Directors of Benihana Inc. (“Benihana”) with Alan B. Levan and John E. Abdo. Mr. Levan serves as Chairman of the Company and Chairman, Chief Executive Officer and President of BFC, and Mr. Abdo serves as Vice Chairman of the Company and BFC. In addition to its beneficial ownership of approximately 52% of the Company’s Common Stock, BFC also holds a significant investment in Benihana.

Committees of the Board of Directors and Meeting Attendance

          The Company’s Board of Directors has established standing Audit, Compensation, Nominating/Corporate Governance and Investment Committees. In addition, the Board of Directors may, from time to time, establish special committees to address specific, significant matters. During 2010, the Board of Directors established a special committee to evaluate the advisability of certain strategic alternatives.

          The Board has adopted a written charter for the Audit, Compensation and Nominating/Corporate Governance Committees and Corporate Governance Guidelines that address the make-up and functioning of the Board. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers and employees. The committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics are posted in the “Investors” section of the Company’s website at www.bluegreencorp.com, and each is available in print, without charge, to any shareholder.

          The Board met thirteen times during 2010. Each member of the Board of Directors attended at least 75% of the meetings of the Board and committees on which he served. Eight of the Company’s ten then-serving directors attended the Company’s 2010 annual meeting of shareholders, although the Company does not have a formal policy requiring them to do so.

The Audit Committee

          During 2010, the Audit Committee consisted of Norman H. Becker, Chairman, Robert F. Dwors, J. Larry Rutherford and Arnold Sevell. The Audit Committee met six times during 2010 and its members also held various informal conference calls and meetings as a committee. As indicated above, Messrs. Dwors and Rutherford resigned from the Board during April 2011. In accordance with the listing standards of the NYSE which require the Audit Committee to be comprised of at least three members, Lawrence A. Cirillo was appointed to the Audit Committee such that it now consists of Messrs. Becker, Sevell and Cirillo. It has not yet been determined if Mr. Cirillo will continue to serve on the Audit Committee following the Annual Meeting as the future composition of the Audit Committee will be determined following the Annual Meeting. The Board has determined that all members of the Audit Committee are “financially literate” and “independent” within the meaning of the listing standards of the NYSE and applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). Mr. Becker, the Chairman of the Audit Committee, has been determined to be qualified as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K, and the Board has determined that Mr. Becker has finance and accounting expertise which results in his “financial sophistication” within the meaning of the listing standards of the NYSE.

          The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor. Additionally, the Audit Committee assists Board oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications, performance and independence of the Company’s independent auditor; and (iv) the performance of the Company’s internal audit function. In connection with these oversight functions, the Audit Committee receives reports from and meets with the Company’s internal audit group, management and independent auditor. The Committee receives information concerning internal controls over financial reporting and any deficiencies in such controls and has adopted a complaint monitoring procedure that enables confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters. A report from the Audit Committee is included at page 17.

The Compensation Committee

          During 2010, the Compensation Committee consisted of Scott W. Holloway, Chairman, J. Larry Rutherford and Arnold Sevell. All of the members of the Compensation Committee were determined to be “independent” within the meaning of the listing standards of the NYSE, “Non-Employee Directors,” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and “outside directors,” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). The Compensation Committee met three times during 2010. As described above, Mr. Holloway’s service on the Board will expire at the Annual Meeting and Mr. Rutherford resigned from the Board during April 2011. While it is anticipated that one additional director will be appointed to the Compensation Committee and a new Chairman of the Compensation Committee will be appointed to succeed Mr. Holloway, the future composition of the Compensation Committee has not yet been determined.

          The Compensation Committee provides assistance to the Board in fulfilling its responsibilities relating to the compensation of the Company’s executive officers. It reviews and determines the compensation of the Chief Executive Officer and determines or makes recommendations with respect to the compensation of the Company’s other executive officers. It also administers the Company’s annual incentive and equity-based compensation plans.

The Nominating/Corporate Governance Committee

          The Nominating/Corporate Governance Committee (the “NCG Committee”) consists of, and throughout 2010 consisted of, Arnold Sevell, Chairman, Norman H. Becker and Lawrence A. Cirillo. All of the members of the NCG Committee are considered to be “independent” within the meaning of the listing standards of the NYSE. The NCG Committee met two times during 2010. The NCG Committee is responsible for assisting the Board in identifying individuals qualified to become directors, making recommendations of candidates for directorships, developing and recommending to the Board a set of corporate governance principles for the Company, overseeing the evaluation of the Board and management, overseeing the selection, composition and evaluation of Board committees and overseeing the management continuity and succession planning process.

          The NCG Committee reviews, following the end of the Company’s fiscal year, the composition of the Board of Directors and the ability of its current members to continue effectively as directors for the upcoming fiscal year. If the NCG Committee thinks it is in the Company’s best interest to nominate a new individual for director, or fill a vacancy on the Board which may exist from time to time, the NCG Committee will consider potential candidates for Board appointments who meet the criteria for selection as a nominee and have the specific qualities or skills being sought as described below. Generally, candidates for directorships will be identified through the business and other organization networks of the directors and management. Candidates for director will be selected on the basis of the contributions the NCG Committee believes that those candidates can make to the Board and to management and on such other qualifications and factors as the NCG Committee considers appropriate. Board candidates should have a reputation for honesty and integrity, strength of character, mature judgment and experience in positions with a high degree of responsibility. In addition to reviewing a candidate’s background and accomplishments, candidates for director are reviewed in the context of the current composition of the Board and the evolving needs of the Company. While the Board does not have a formal diversity policy and the NCG Committee does not follow any ratio or formula with respect to diversity in order to determine the appropriate composition of the Board, the Board prefers a mix of background and experience among its members. Accordingly, pursuant to the Company’s Corporate Governance Guidelines, the NCG Committee, when assessing potential new directors, seeks individuals from diverse professional backgrounds who provide a broad range of skills, experience and expertise relevant to the Company’s business. The goal of this process is to assemble a group of Board members with varied experience, sound judgment, and commitment to the Company’s success. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings. If the NCG Committee believes a candidate would be a valuable addition to the Board, it will recommend the candidate’s election to the full Board. During May 2011, the NCG Committee recommended two new director candidates, James R. Allmand, III and Orlando Sharpe, for election to the Board at the Annual Meeting. See “Election of Directors” below.

The Investment Committee

          During 2010, the Investment Committee consisted of Alan B. Levan, Chairman, John E. Abdo and J. Larry Rutherford. The Investment Committee met four times during 2010. As described above, Mr. Rutherford resigned from the Board during April 2011. No determination has been made regarding the future composition of the Investment Committee.

          The Investment Committee assists the Board in supervising and overseeing the management of the Company’s investments in capital assets. Specifically, the Investment Committee reviews and approves all real property acquisitions and authorizes new project debt subject to guidelines established by the Board. The approval of the Investment Committee is required prior to the Company’s acquisition of real estate or for project financing. The decisions of the Investment Committee are subject to ratification by the full Board of Directors.

Leadership Structure

          Alan B. Levan has served as the Company’s Chairman since May 2002. John M. Maloney, Jr. has served as the Company’s Chief Executive Officer since January 2007. The Board believes that the advisability of having a separate or combined Chairman and Chief Executive Officer positions is dependent upon the strengths of the individuals that hold these positions and the most effective means of leveraging their strengths. At this time, given the composition of the Board and the effective interaction between Mr. Levan, as Chairman, and Mr. Maloney, as Chief Executive Officer, the Board believes that separating the Chairman and Chief Executive Officer positions provides the Company with the appropriate foundation to pursue its strategic and operational objectives, while maintaining effective oversight and objective evaluation of the Company’s performance.

Risk Oversight

          The Board is responsible for overseeing management and the business and affairs of the Company, which includes the oversight of risk. In exercising its oversight, the Board has allocated some areas of focus to its committees and has retained areas of focus for itself. Pursuant to its charter and the rules of the NYSE, the Audit Committee is responsible for assuring that the Board is provided the information and resources to assess management’s handling of the Company’s approach to risk management. The Audit Committee also has oversight responsibility for the Company’s financial risk (such as accounting, finance, internal control and tax strategy), and the Audit Committee or the full Board receives and reviews, as appropriate, the reports of the Company’s internal auditors regarding the results of their annual Company-wide risk assessment and internal audit plan. Reports of all internal audits are provided to the Audit Committee. The Compensation Committee oversees compliance with the Company’s executive compensation plans and related laws and policies, and the NCG Committee oversees compliance with governance-related laws and policies, including the Company’s Corporate Governance Guidelines. These risk oversight responsilities are in addition to the responsibilities of the committees described above. The Board as a whole has responsibility for overseeing management’s handling of the Company’s strategic and operational risks. Throughout the year, senior management reports to the Board the risks that may be material to the Company, including those disclosed in the Company’s quarterly and annual reports filed with the SEC. The goal of these processes is to achieve serious and thoughtful Board-level attention to the nature of the material risks faced by the Company and the adequacy of the Company’s risk management process and system. While the Board recognizes that the risks which the Company faces are not static and that it is not possible to mitigate all risk and uncertainty all of the time, the Board believes that the Company’s approach to managing its risks provides the Board with the proper foundation and oversight perspective with respect to management of the material risks facing the Company.

Executive Sessions of Non-Management Directors

          During 2010, the Company’s non-management directors met five times in executive session of the Board in which members of management did not participate. Arnold Sevell was the presiding director for these sessions.

Communications with the Board of Directors and Non-Management Directors

          Interested parties who wish to communicate with the Board of Directors, any individual director, or the non-management directors as a group can write to Bluegreen Corporation, Attn: Investor Relations, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431. If the person submitting the letter is a shareholder of the Company, the letter should include a statement indicating such. Depending on the subject matter, an officer of the Company will:

•	forward the letter to the director or directors to whom it is addressed;
•	attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information; or
•	not forward the letter if it is primarily commercial in nature or if it is determined to relate to an improper or irrelevant topic.

          A member of management will, at each meeting of the Board, present a summary of all letters received since the last meeting that were not forwarded to the Board and will make those letters available to the Board upon request.

Code of Business Conduct and Ethics

          The Company has a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted in the “Investors” section of the Company’s website at www.bluegreencorp.com. The Company will post amendments to or waivers from its Code of Business Conduct and Ethics (to the extent applicable to the Company’s principal executive officer, principal financial officer or principal accounting officer) on its website.

Section 16(a) Beneficial Ownership Reporting Compliance

          Based solely upon a review of the copies of the forms furnished to the Company and written representations that no other reports were required, the Company believes that, during the year ended December 31, 2010, all filing requirements under Section 16(a) of the Exchange Act applicable to the Company’s officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

PROPOSALS AT THE ANNUAL MEETING

1)	ELECTION OF DIRECTORS

Nominees for Election as Director

          Prior to November 17, 2010, the Company’s bylaws provided for the directors to be classified, with respect to their terms of office, into three classes, as nearly equal in number as possible, with each director elected for a term of three years. The term of office of the directors in one of the classes expired each year, and their successors were elected at each annual meeting of shareholders for a term of three years and until their successors were duly elected. On November 17, 2010, the Board approved and adopted an amendment to the Company’s bylaws, pursuant to which each director elected or appointed to the Board on or after November 17, 2010, including each director elected at the Company’s 2010 annual meeting of shareholders (which was held during December 2010), will serve for a term expiring at the Company’s next annual meeting of shareholders. During April 2011, two of the Company’s directors, Robert F. Dwors and J. Larry Rutherford, resigned from the Board of Directors. As a result of the foregoing, the Board of Directors currently consists of eight members, six of whom are serving for terms expiring at the Annual Meeting and the remaining two of whom are serving for terms expiring at the Company’s 2012 annual meeting of shareholders.

          The NCG Committee has recommended for nomination, and the Board has nominated, the following four incumbent directors whose terms are expiring at the Annual Meeting: Alan B. Levan, John E. Abdo, Lawrence A. Cirillo and Mark A. Nerenhausen. The NCG Committee has also recommended for nomination, and the Board has nominated, two new director candidates, James R. Allmand, III and Orlando Sharpe, for election at the Annual Meeting. While the Board very much appreciates the contributions made by incumbent directors Scott W. Holloway and John Laguardia during their respective terms of service, it was agreed that they will not be nominated for re-election at the Annual Meeting in order to add new directors.

          Each of the six director nominees has consented to serve as a director and, if elected, will serve for a term expiring at the Company’s 2012 annual meeting of shareholders. Although the Board does not contemplate that any of the nominees will be unavailable for election, if any director nominee should become unavailable to serve as a director, the Board may designate a substitute nominee, in which case the proxy holders will vote for the substitute nominee designated by the Board.

          Information regarding the principal occupations and business experience of the nominees for director, and each director whose term will continue following the Annual Meeting, for at least the past five years is set forth below. The following also includes, with respect each nominee for director and each director whose term will continue following the Annual Meeting, his age, any directorships of other publicly owned companies or registered investment companies held by him during at least the past five years and his specific experience, qualifications, attributes and/or skills which, in the opinion of the Board, qualifies him to serve as a director and are likely to enhance the Board’s ability to manage and direct the Company’s business and affairs.

Nominees for Election at the Annual Meeting, Each of Whom Will Serve for a Term Expiring at the 2012 Annual Meeting of Shareholders

          Alan B. Levan, age 66, became a director of the Company in 2002. In May 2002, Mr. Levan was elected as Chairman of the Company’s Board of Directors. Since 1978, Mr. Levan has served as Chairman of the Board and Chief Executive Officer of BFC or its predecessors. Mr. Levan has been the Chairman of the Board and Chief Executive Officer of BankAtlantic Bancorp, Inc. (“BankAtlantic Bancorp”) since 1994, and Chairman of the Board of BankAtlantic, BankAtlantic Bancorp’s bank subsidiary, since 1987. Since June 2009, Mr. Levan has also served as a director of Benihana. In addition to its majority interest in the Company’s Common Stock, BFC also holds a controlling interest in BankAtlantic Bancorp and a significant investment in Benihana. Mr. Levan also served as Chairman of the Board and Chief Executive Officer of Woodbridge Holdings Corporation from 1985 until 2009 when it merged with BFC. The Board believes that Mr. Levan’s leadership and his extensive business experience gained from, among other things, his service as Chairman and Chief Executive Officer of publicly traded companies enhance the Board and contribute to the Company. The Board also believes that, as the Company’s Chairman for the previous nine years, Mr. Levan has a thorough understanding of the Company’s business, affairs and prospects, which allows him to bring insight and perspective to the Board. In addition, the Board believes that Mr. Levan successfully interactes with management, including John M. Maloney, Jr., the Company’s Chief Executive Officer and President, which provides the Company with the appropriate foundation to pursue its strategic and operational objectives.

          John E. Abdo, age 67, became a director of the Company in 2002. In May 2002, Mr. Abdo was elected as Vice Chairman of the Company’s Board of Directors. Mr. Abdo has been the Vice Chairman of BankAtlantic Bancorp since 1994 and a director of BankAtlantic since 1984. Since 1993, Mr. Abdo has also served as Vice Chairman of BFC. He served as Vice Chairman of Woodbridge Holdings Corporation until September 2009 when it merged with BFC. Mr. Abdo is also Vice Chairman of Benihana and President of Abdo Companies, Inc. He is also a member of the Board of Directors of the Performing Arts Center Authority (“PACA”) and former President and current director and Chairman of the Finance Committee of the Broward Performing Arts Foundation. The Board believes that it benefits from the contributions that Mr. Abdo makes, and the perspective that Mr. Abdo adds, to the Board, many of which are the result of his knowledge of the Company’s business and affairs based on his service as Vice Chairman for the past nine years, and his experience and knowledge regarding the real estate sector generally.

          James R. Allmand, III, age 62, has over thirty years of resort real estate and hospitality operations management experience in luxury resort hotels, marinas and master planned residential real estate, including over twenty-five years of regional multi-property responsibilities in Florida. Since 2008, he has served as the Vice President of Operations and Resort Real Estate of Global Resort Development, Inc., an international resort development consulting company. Prior to that time, he served as General Manager of, and provided consulting services to, Sandals Grande Antigua Resort & Spa from 2007 to 2008, Director of Advisory Services of IAG Florida Inc., a commercial, residential and hospitality development oriented company, from 2004 to 2007, and General Manager and Vice President of Hyatt Regency Pier Sixty-Six in Fort Lauderdale, Florida from 1993 to 2004. The Board believes that Mr. Allmand, based on his extensive experience in the real estate and hospitality industries, will provide valuable insight and contributions to the Board.

          Lawrence A. Cirillo, age 72, became a director of the Company in October 2003. Mr. Cirillo was Principal Partner and President of Atlantic Chartering, an oil tanker brokerage company, from 1979 until Atlantic Chartering merged with Seabrokers, Inc., a subsidiary of Clarkson, Ltd. Mr. Cirillo served as a Vice President of Seabrokers, Inc. until 2000. Since 2000, Mr. Cirillo has served as an oil tanker broker with Southport Maritime, Inc. The Board believes that it benefits from Mr. Cirillo’s business experience generally and within the sales industry in particular.

          Mark A. Nerenhausen, age 56, became a director of the Company in October 2003. Since August 2010, Mr. Nerenhausen has been a Principal of ZSP Consulting. From March 2009 through July 2010, Mr. Nerenhausen served as President and Chief Executive Officer of the AT&T Performing Arts Center in Dallas, Texas. He previously served as President and Chief Executive Officer of PACA from 1998 through March 2009. The Board believes that it benefits from Mr. Nerenhausen’s leadership skills and business and management experience gained from his service in Principal, President and Chief Executive Officer positions, including the sales aspects of his positions.

          Orlando Sharpe, age 52, founded Sharpe Project Developments, Inc., a real estate development company, in 1990 and has served as its President since that time. From 1986 to 1990, he was employed with Arvida/JMP Partners, L.P., a residential real estate development company, where he managed the design, construction, development and property management for several office buildings, retail centers, hotels, restaurants, warehouses and mixed use commercial parks. Prior to that time, he was employed by the Weitz Co. General Contractors as a project manager on various commercial projects. His background also includes professional experience with a number of architectural and engineering firms. The Board believes that it will benefit from Mr. Sharpe’s knowledge of the real estate industry generally and particularly with respect to real estate development and current trends in the industry.

                    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTOR NOMINEES.

Directors Continuing in Office, Each of Whom Will Serve until the 2012 Annual Meeting of Shareholders

          Norman H. Becker, age 73, became a director of the Company in March 2003. Mr. Becker is currently, and has been for more than ten years, self-employed as a Certified Public Accountant. Mr. Becker is also the Chief Financial Officer and Treasurer of Proguard Acquisition Corp. as well as a member of its Board of Directors. Mr. Becker was previously a partner with Touche Ross & Co., the predecessor of Deloitte & Touche LLP, for more than ten years. Mr. Becker is also a director of Benihana. The Board believes that Mr. Becker provides valuable insight to the Board based on his business, financial and accounting expertise and that his accounting and financial knowledge make him a valuable member of the Audit Committee.

          Arnold Sevell, age 63, became a director of the Company in 2002. For more than fifteen years, Mr. Sevell has been the President of Sevell Realty Partners, Inc., a full-service commercial real estate firm, and its affiliated entities, Sevell Realty Holdings, LLC, Sevell Family Holdings, LLC and Sevell Residential Realty LLC. Mr. Sevell also serves as a member of the Planning and Zoning Board of Boca Raton, Florida. The Board believes that Mr. Sevell provides expertise and insight to the Board as a result of his knowledge of, and experience within, the real estate industry and his insight into real estate markets generally.

Identification of Executive Officers and Significant Employees

          The following individuals serve as executive officers of the Company:

Name	Age	Position

John M. Maloney, Jr.	49	President and Chief Executive Officer

Anthony M. Puleo	43	Senior Vice President, Chief Financial Officer and Treasurer; President, Bluegreen Treasury Services

David L. Pontius	55	Executive Vice President and Chief Strategy Officer; President, Bluegreen Services

David Bidgood	54	Senior Vice President; President, Bluegreen Resorts Field Sales & Marketing

Daniel C. Koscher	53	Senior Vice President; President and Chief Executive Officer of Bluegreen Communities

Susan J. Saturday	52	Senior Vice President and Chief Human Resources Officer

          All executive officers serve until they resign or are replaced or removed by the Board of Directors.

          The following information is provided for the executive officers:

          John M. Maloney, Jr. joined the Company in 2001 as Senior Vice President of Operations and Business Development for Bluegreen Resorts. In May 2002, Mr. Maloney was named Senior Vice President of the Company and President of Bluegreen Resorts. He was appointed Executive Vice President and Chief Operating Officer in November 2005 and President and Chief Executive Officer in January 2007. Prior to joining the Company, Mr. Maloney served in various positions with ClubCorp, including Senior Vice President of Sales and Marketing for the Owners Club by ClubCorp, and held various positions with Hilton Grand Vacations Company, including the Director of Sales and Marketing for the South Florida area.

          Anthony M. Puleo joined the Company in 1997 as Chief Accounting Officer. Mr. Puleo was appointed Vice President in 1998 and Senior Vice President in 2004. Mr. Puleo served as Interim Chief Financial Officer from April through August 2005. In August 2005, he was appointed Chief Financial Officer and Treasurer. In January 2010, he was appointed President of Bluegreen Treasury Services. From December 1990 through October 1997, Mr. Puleo held various positions with Ernst & Young LLP, including Senior Manager in the Assurance and Advisory Business Services group. Mr. Puleo holds a B.B.A. in Accounting and is a Certified Public Accountant.

          David L. Pontius joined the Company in 2007 as Senior Vice President of the Company and President of Bluegreen Resorts. Mr. Pontius was appointed President of Bluegreen Services in December 2008 and Executive Vice President and Chief Strategy Officer of the Company in September 2010. From 2002 through 2007, Mr. Pontius worked at Wyndham Vacation Ownership, Inc. and its sister company RCI Global Vacation Network (RCI). From 2006 through 2007, he served as Executive Vice President, Hospitality, Strategic Planning and Chief Customer Officer at Wyndham Vacation Ownership. From 2002 through 2006, Mr. Pontius served as President and Chief Executive Officer of RCI North America. From 1996 through 2002, Mr. Pontius served in positions of increasing responsibilities at Hilton Grand Vacations Company where he finished as Senior Vice President of Operations. From 1992 through 1996, Mr. Pontius served as Chief Operating Officer of Vacation Internationale, one of the pioneer companies in timesharing and points-based clubs.

          David Bidgood joined the Company in 1997 as Vice President for the Midwest Region and the Senior Vice President for the Midwest and Tennessee Regions. In December 2000, Mr. Bidgood was promoted to Senior Vice President, National Sales Director of Bluegreen Resorts. In 2007, Mr. Bidgood was promoted to Executive Vice President of National Sales and Marketing. In December 2008, Mr. Bidgood was appointed President, Bluegreen Resorts Field Sales & Marketing. Prior to joining the Company, Mr. Bidgood held a variety of positions involving all aspects of resort development.

          Daniel C. Koscher joined the Company in 1986. During his tenure, he has served in various financial management positions, including Chief Accounting Officer and Vice President and Director of Planning/Budgeting. In 1996, he became Senior Vice President of the Company and President of Bluegreen Communities. In November 2005, Mr. Koscher was appointed Chief Executive Officer of Bluegreen Communities. Mr. Koscher holds an M.B.A. along with a B.B.A. in Accounting and is a Registered Resort Professional.

          Susan J. Saturday joined the Company in 1988. During her tenure, she has held various management positions, including Assistant to the Chief Financial Officer, Divisional Controller and Director of Accounting. In 1995, she was appointed Vice President and Director of Human Resources and Administration. In 2004, Ms. Saturday was appointed Senior Vice President and Chief Human Resources Officer. From 1983 to 1988, Ms. Saturday was employed by General Electric Company in various financial management positions. Ms. Saturday holds a B.B.A. in Accounting and an M.S. in Human Resource Management.

Majority Shareholder; Related Person Transactions

          BFC beneficially owns approximately 16.9 million shares, or approximately 52%, of the Company’s outstanding Common Stock. Alan B. Levan, Chairman of the Company and Chairman, Chief Executive Officer and President of BFC, and John E. Abdo, Vice Chairman of the Company and BFC, collectively may be deemed to beneficially own shares of BFC’s Class A Common Stock and Class B Common Stock representing approximately 72% of BFC’s total voting power.

          During 2009 and 2010, the Company paid approximately $0.5 million and $1.3 million, respectively, to a subsidiary of BFC for a variety of management advisory services and reimbursed BFC and another of its subsidiaries approximately $2.4 million and $1.4 million, respectively, for certain expenses incurred in assisting the Company in its efforts to explore potential additional sources of liquidity. During 2009 and 2010, the Company also paid two subsidiaries of BFC a total of approximately $0.4 million and $0.5 million, respectively, in consideration for their provision of risk management and other administrative services. In addition, the Company and BFC have an agreement relating to the maintenance of different registered public accounting firms. Pursuant to the agreement, the Company has reimbursed, or will reimburse, BFC for the $624,950 of fees which BFC paid to PricewaterhouseCoopers LLP, its independent registered public accounting firm (“PwC”), in connection with certain reviews and procedures performed at the Company as part of PwC’s annual audit of BFC’s consolidated financial statements for 2010.

          Beginning in 2009, the Company entered into a land lease with Benihana, which constructed and operates a restaurant at one of the Company’s resort properties. During each of 2009 and 2010, the Company received lease payments from Benihana of approximately $0.1 million. BFC holds a significant investment in Benihana, and Alan B. Levan and John E. Abdo, as well as Norman H. Becker, a member of the Company’s Board of Directors, serve on Benihana’s Board of Directors.

Compensation of Executive Officers

Summary Compensation Table

          The following table sets forth, for the years ended December 31, 2010 and 2009, certain summary information concerning compensation paid or accrued by the Company to or on behalf of, or earned by, the Company’s Chief Executive Officer and each of the next two highest paid executive officers of the Company during the year ended December 31, 2010 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

John M. Maloney, Jr., President and Chief Executive Officer	2010	$600,000	$750,000	(1)	$—	$—	$—	$—	$10,133	$1,360,133
	2009	600,000	1,375,000	(1)	—	—	—	—	10,968	1,985,968

David L. Pontius, Executive Vice President and Chief Strategy Officer; President – Bluegreen Services(2)	2010 2009	475,000 450,000	— 150,000		— —	— —	669,872 609,093	— —	12,000 12,000	1,156,872 1,221,093

David A. Bidgood, Senior Vice President; President – Bluegreen Resorts Field Sales and Marketing(4)(5)	2010	400,000	—		—	—	624,513	—	9,900	1,034,413

(1)

Executives of the Company are eligible to receive bonuses at the discretion of the Compensation Committee based on a subjective evaluation of overall performance in areas outside those that are objectively measured from financial results. The amounts for Mr. Maloney for 2010 and 2009 represent discretionary cash bonuses.

(2)

During April 2007, the Company entered into a letter agreement relating to Mr. Pontius’s employment with the Company. Under the terms of the letter agreement, the Company agreed to pay Mr. Pontius an annual base salary, subject to increases at the discretion of the Compensation Committee, and a $450,000 signing bonus payable in three equal annual installments. Mr. Pontius’ annual base salary was $450,000 for 2009 and $475,000 for 2010. The 2009 bonus paid to Mr. Pontius represents the final $150,000 installment payment with respect to the signing bonus. The letter agreement also provides for Mr. Pontius to receive certain benefits and to be eligible to receive a bonus of 100% to 150% of his base salary based upon the achievement of targeted financial performance objectives under the Company’s 2006 Performance-Based Annual Incentive Plan, as described below. Additional information regarding the letter agreement is set forth below under the heading “Potential Payments Upon Termination or Change in Control.”

(3)

The Company’s 2006 Performance-Based Annual Incentive Plan is a cash bonus plan that includes a formula-based element pursuant to which bonuses are tied to the financial performance of the Company and its divisions. Mr. Pontius was paid bonuses of $669,872 and $609,093 during 2010 and 2009, respectively, based on his achievement during those years of the financial performance objectives under the plan related generally to Bluegreen Resorts’ and Bluegreen Services’ field operating profit and, with respect to 2009, cash generation and earnings per share measures (in each case excluding the results of Bluegreen Communities). During 2010, Mr. Bidgood was paid a bonus of $624,513 based on his achievement of the financial performance objectives under the plan related generally to timeshare sales and selling, general and administrative expenses (excluding corporate overhead and certain other items). For a further discussion of the plan, see “Amendments to the Bluegreen Corporation 2006 Performance-Based Annual Incentive Plan” below.

(4)	Mr. Bidgood was not a “named executive officer” (as such term is defined under Item 402(a)(3) of Regulation S-K) of the Company for 2009.

(5)

The amounts reported for Mr. Bidgood in the “Non-Equity Incentive Plan Compensation” and “Total” columns, and in footnote 3 above, reflect an increase in the bonus earned by Mr. Bidgood under the Company’s 2006 Performance-Based Annual Incentive Plan of $41,874 from the amount previously reported in Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. This adjustment was approved by the Compensation Committee following a review of an administrative error which impacted the calculation of Mr. Bidgood’s bonus.

Outstanding Equity Awards at 2010 Fiscal Year-End

          The following table sets forth certain information regarding equity-based awards held by the Named Executive Officers as of December 31, 2010.

	Option Awards						Stock Awards

										Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested

	Number of Securities Underlying Unexercised Options
					Option Exercise Price ($)		Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)
						Option Expiration Date

Name	Exercisable		Unexercisable

John M. Maloney, Jr.	20,000	(1)	—		$2.29	5/24/2011	—	—		—	—
	100,000	(3)	—		$5.84	10/9/2013	—	—		—	—
	65,000	(4)	—		$18.36	7/20/2015	—	—		—	—
	—		45,000	(5)	$12.07	7/19/2016	—	—		—	—
	—		—		—	—	37,848	$121,871	(6)	—	—
	—		—		—	—	77,336	$249,022	(7)	—	—
	—		—		—	—	275,000	$885,500	(8)	—	—
	—		275,000	(8)	$7.50	5/21/2015	—	—		—	—

David L. Pontius	—		—		—	—	56,391	$181,579	(7)	—	—
	—		—		—	—	112,500	$362,250	(8)	—	—
	—		112,500	(8)	$7.50	5/21/2015	—	—		—	—

David A. Bidgood	200,000	(2)	—		$3.45	6/25/2012	—	—		—	—
	—		85,000	(8)	$7.50	5/21/2015	—	—		—	—
	24,000	(4)	—		$18.36	7/20/2015	—	—		—	—
	—		30,000	(5)	$12.07	7/19/2016	—	—		—	—
	—		—		—	—	25,232	$81,247	(6)	—	—
	—		—		—	—	56,391	$181,579	(7)	—	—
	—		—		—	—	85,000	$273,700	(8)	—	—

(1)	Vested ratably over a five-year period ended May 24, 2006. Mr. Maloney exercised these options on May 18, 2011.
(2)	Vested on June 25, 2007.
(3)	Vested on October 9, 2008.
(4)	Vested on July 20, 2010.
(5)	Vests on July 19, 2011.
(6)	Vests on July 18, 2012.
(7)	Vests on February 13, 2013.
(8)

Scheduled to vest on May 21, 2013. However, in the event of a change-in-control of the Company at a price of at least $12.50 per share of the Company’s Common Stock, a percentage (of up to 100%) of the options and restricted shares will vest depending on both the date of the change-in-control and the actual price for a share of Common Stock in the transaction which results in the change-in-control.

Potential Payments Upon Termination or Change in Control

          During April 2007, the Company entered into a letter agreement relating to Mr. Pontius’s employment with the Company. In addition to setting forth his compensation as described in footnote 2 to the “Summary Compensation Table” above, the letter agreement provides that, in the event of the Company’s termination of Mr. Pontius’ employment without cause (as defined in the letter agreement), Mr. Pontius will receive a severance payment in an amount equal to his then-current annual base salary ($475,000 at December 31, 2010) plus a pro-rated portion of the bonus payment that he would be entitled to receive based on the achievement of targeted financial performance objectives ($676,097 for the year ended December 31, 2010).

          In addition, as decribed above under “Outstanding Equity Awards at 2010 Fiscal Year-End,” each of the Named Executive Officers was granted during 2008 option and stock awards which are scheduled to vest during May 2013; provided that, in the event of a change-in-control of the Company at a price of at least $12.50 per share of the Company’s Common Stock, a percentage (of up to 100%) of the options and restricted shares will vest depending on both the date of the change-in-control and the actual price for a share of the Company’s Common Stock in the transaction which results in the change-in-control.

          Except as described above, no Named Executive Officer is currently entitled under any plan, arrangement or agreement with the Company to receive any payment at, following, or in connection with, his resignation, retirement or other termination, a change-in-control of the Company or a change in his responsibilities following a change-in-control of the Company.

Compensation of Directors

          The Company’s compensation policy for non-employee directors is designed to achieve the following goals: (i) compensation should fairly pay directors for work required by a company of similar size and scope to the Company; (ii) compensation should align directors’ interests with the long-term interests of the Company’s shareholders; and (iii) the structure of the compensation should be simple, transparent and easy for shareholders to understand.

          While in the past the Company has compensated its non-employee directors for their service on the Board and its committees through the payment of cash fees and the granting of equity compensation (consisting of stock options and/or restricted stock awards), the Company currently compensates its directors only through cash fees, with each non-employee director, other than Alan B. Levan and John E. Abdo, earning $100,000 annually for his service on the Board. (During 2010, each of Messrs. Levan and Abdo received cash compensation of $100 for his service on the Board, and Mr. Abdo also received $6,251 of benefits.) In addition, the Company currently compensates its directors for their services on the committees of the Board as follows. Members of the Audit Committee, other than its Chairman, receive $10,000 in cash annually. The Chairman of the Audit Committee receives $15,000 in cash annually. The Chairmen of the NCG Committee and the Compensation Committee each receive $3,500 in cash annually. Other members of the NCG Committee and the Compensation Committee do not currently receive additional compensation for their service on those committees. J. Larry Rutherford also received a cash fee of $15,000 for his service on the Investment Committee during 2010. In addition, during 2010, a special committee of the Board of Directors was created to evaluate the advisability of certain strategic alternatives. Arnold Sevell, Chairman, Lawrence A. Cirillo, Robert F. Dwors, Scott W. Holloway, and J. Larry Rutherford served on the special committee and received compensation for their service on the committee as follows. Mr. Sevell received $25,000 for serving as Chairman of the committee. Each of the other members of the committee received $15,000. In addition, each member of the Committee, including Mr. Sevell, received $1,000 for each meeting of the committee which he attended in person or via teleconference. Except as described above, directors do not receive additional compensation for attendance at Board of Directors’ meetings or meetings of committees on which they serve.

Director Compensation Table - 2010

          The following table sets forth certain information regarding the compensation paid or accrued by the Company to or on behalf of each individual who served as a non-employee director of the Company during the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Alan B. Levan	$100	$—	$—	$—	$—	$—	$100

John E. Abdo	100	—	—	—	—	6,251	6,351

Norman H. Becker	90,000	—	—	—	—	—	90,000

Lawrence A. Cirillo	107,000	—	—	—	—	—	107,000

Robert F. Dwors (1)	116,000	—	—	—	—	—	116,000

Scott W. Holloway (2)	101,750	—	—	—	—	—	101,750

John Laguardia (2)	75,000	—	—	—	—	—	75,000

Mark A. Nerenhausen	72,500	—	—	—	—	—	72,500

J. Larry Rutherford (1)	102,000	—	—	—	—	—	102,000

Arnold Sevell	128,750	—	—	—	—	—	128,750

(1)	Messrs. Dwors and Rutherford resigned from the Board during April 2011.
(2)	Messrs. Holloway and Laguardia’s service on the Board will expire at the Annual Meeting.

AUDIT COMMITTEE REPORT

          The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of the Company’s other filings under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

          The Audit Committee’s charter sets forth the Audit Committee’s responsibilities, which include oversight of the Company’s financial reporting on behalf of the Company’s Board of Directors and shareholders. The Audit Committee’s meetings are designed, among other things, to facilitate and encourage communication among the Audit Committee and the Company’s management, internal auditors and independent auditors. During 2010, the Audit Committee discussed with the Company’s internal auditors and Ernst & Young LLP, the Company’s independent auditors for fiscal 2010 (“E&Y”), the overall scope and plans for their respective audits and met with the internal auditors and E&Y, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls and compliance matters.

          The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2010 with management and E&Y.

          Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly, in all material respects, the Company’s financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America, and discuss with the Audit Committee their independence and any other matters that they are required to discuss with the Audit Committee or that they believe should be raised with it. The Audit Committee oversees these processes, although it must rely on information provided to it and on the representations made by management and E&Y.

          The Audit Committee also discussed with E&Y matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

          E&Y also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with E&Y its independence from the Company. When considering E&Y’s independence, the Audit Committee considered whether E&Y’s provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements was compatible with maintaining its independence. The Audit Committee also reviewed, among other things, the amount of fees paid to E&Y for audit and non-audit services.

          Based on these reviews, meetings, discussions and reports, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by:

Norman H. Becker
Arnold Sevell

Fees to Independent Registered Public Accounting Firm for Fiscal 2010 and 2009

          The following table presents fees billed for professional services rendered by E&Y for the audit of the Company’s annual financial statements for 2010 and 2009 and fees billed for audit-related services, tax services and all other services rendered by E&Y for those years.

	Year Ended December 31,

	2010	2009

Audit Fees (1)	$1,232,147	$1,876,279
Audit-related fees (2)	358,863	172,703
Tax fees (3)	43,000	50,150
Other (4)	1,995	1,995

(1)

The 2010 and 2009 fees relate to the audit of the Company’s consolidated financial statements, assessments of the Company’s internal control over financial reporting, quarterly reviews of the Company’s interim financial statements and accounting consultations on matters addressed during the audit or interim reviews. Approximately $48,650 of the 2009 fees related to the inclusion of the Company’s audited financial statements in certain of BFC’s and Woodbridge Holdings Corporation’s filings with the SEC. These fees were subsequently reimbursed to the Company by BFC or Woodbridge Holdings Corporation, as applicable.

(2)

The 2010 and 2009 fees include approximately $99,085 and $65,280, respectively, for the financial statement audit of one of the Company’s subsidiaries. The balance of the 2010 and 2009 fees relate primarily to the audit of the Bluegreen Corporation Retirement Savings Plan and agreed-upon procedures during those years related to term securitizations.

(3)	The 2010 and 2009 fees include fees for reviewing the Company’s federal income tax returns and certain of its state income tax returns.

(4)	The 2010 and 2009 fees represent the cost of an online accounting research subscription.

          All audit-related services, tax services and other services during 2010 were pre-approved by the Audit Committee, which concluded that the provision of such services by E&Y was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Under its charter, the Audit Committee must review and pre-approve both audit and permitted non-audit services provided by the independent auditor and shall not engage the independent auditor to perform any non-audit services prohibited by law or regulation. Each year, the independent auditor’s retention to audit the Company’s financial statements, including the associated fee arrangement, is approved by the Audit Committee before any audit work for that year is commenced. At each Audit Committee meeting, the Audit Committee receives updates on the services actually provided by the independent auditor, and management may present additional services for specific pre-approval. The Audit Committee has delegated to its Chairman the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between regular Audit Committee meetings. If the Chairman of the Audit Committee so approves any such engagements, he will report that approval to the full Audit Committee at the next Audit Committee meeting and obtain ratification of such approval by the entire Audit Committee.

          In addition to the amounts included in the table above, during 2010, PwC performed certain reviews and procedures at the Company as part of its annual audit of BFC’s consolidated financial statements. The Company has agreed to reimburse BFC for the $624,950 of fees which it paid to PwC in connection with these services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders and Security Ownership of Management

          The following table sets forth, as of June 21, 2011, certain information as to persons owning in excess of 5% of the outstanding shares of the Company’s Common Stock. In addition, the following table includes the outstanding securities beneficially owned by (i) the Company’s directors as of June 21, 2011 and each of the two new director nominees named herein, (ii) each of the Named Executive Officers and (iii) the Company’s directors and executive officers as of June 21, 2011 as a group. Management knows of no person, except as listed below, who beneficially owned more than 5% of the outstanding shares of the Company’s Common Stock as of June 21, 2011. Except as otherwise indicated, the information provided in the following table was obtained from filings with the SEC and the Company pursuant to the Exchange Act. For purposes of the following table, in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of Common Stock: (i) over which he or she has or shares, directly or indirectly, voting or investment power; or (ii) of which he or she has the right to acquire beneficial ownership at any time within 60 days after June 21, 2011. As used herein, “voting power” is the power to vote, or direct the voting of, shares and “investment power” includes the power to dispose, or direct the disposition of, such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

Name	Common Stock (1)	Options Exercisable Within 60 Days	Total Shares Beneficially Owned	Percent of Shares Outstanding (2)

BFC Financial Corporation (3) 2100 W. Cypress Creek Road Ft. Lauderdale, FL 33309	16,922,953	—	16,922,953	50.0%
John E. Abdo (3)	16,922,953	100,000	17,022,953	50.3%
James R. Allmand, III	—	—	—	—
Norman H. Becker	34,940	16,010	50,950	*
Lawrence A. Cirillo	100	77,712	77,812	*
Scott W. Holloway	9,531	70,287	79,818	*
David A. Bidgood	—	254,000	254,000	*
John Laguardia	7,727	31,186	38,913	*
Alan B. Levan (3)	16,923,053	100,000	17,023,053	50.3%
John M. Maloney, Jr.	27,139	210,000	237,139	*
Mark A. Nerenhausen	32,384	24,499	56,883	*
David L. Pontius	—	—	—	—
Arnold Sevell	1,000	81,748	82,748	*
Orlando Sharpe	—	—	—	—

All directors and executive officers as of June 21, 2011 as a group (14 persons)	17,077,320	1,285,666	18,362,986	54.2%

Dimensional Fund Advisors Inc. (4) 1299 Ocean Avenue, Santa Monica, CA 90401	2,698,520	—	2,698,520	8.0%

(1)	Includes shares held in the Bluegreen Corporation Retirement Savings Plan.

(2)

In accordance with applicable SEC rules and regulations, the denominator used to calculate the percent of shares outstanding includes shares which may be acquired by the applicable individual, company or group upon the exercise of stock options that are exercisable within 60 days, plus 32,571,639 shares outstanding on June 21, 2011.

(3)

BFC may be deemed to beneficially own the 16,922,953 shares which are held by its wholly-owned subsidiary, Woodbridge Holdings, LLC. Messrs. Levan and Abdo may be deemed to control BFC, and therefore the shares beneficially owned by BFC may also be deemed to be beneficially owned by Messrs. Abdo and Levan (as reported in a Form 4 filed with the SEC on November 17, 2009 for Messrs. Abdo and Levan).

(4)

As reported in a Schedule 13G/A filed with the SEC on February 11, 2011, Dimensional Fund Advisors LP, subject to the following qualifications, has sole voting power over 2,640,503 of such shares and sole dispositive power over all 2,698,520 of such shares. In that Schedule 13G/A, Dimensional Fund Advisors LP disclosed that: (i) it furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”); (ii) in certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds; (iii) in its role as investment adviser, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or any of its subsidiaries possess voting and/or investment power over the shares that are owned by the Funds; and (iv) all 2,698,520 shares reported in the Schedule 13G/A are owned by the Funds.

2)	AMENDMENTS TO THE BLUEGREEN CORPORATION 2006 PERFORMANCE-BASED ANNUAL INCENTIVE PLAN

          The Board of Directors is requesting that the Company’s shareholders approve amendments to the Company’s 2006 Performance-Based Annual Incentive Plan (referred to within this section as the “Plan”) to, among other things, set forth the material terms of the performance goals pursuant to which awards may be granted under the Plan. The Plan is a cash bonus plan under which bonuses are tied to the financial performance of the Company and its divisions. The Plan was adopted by the Board during March 2006 and approved by the Company’s shareholders at the Company’s 2006 annual meeting of shareholders held during May 2006.

          Section 162(m) of the Code places a $1,000,000 annual limit on a public company’s federal income tax deduction for compensation paid to its chief executive officer and four other most highly compensated officers. This limitation does not apply to shareholder-approved “qualified, performance-based compensation.” To qualify for this exemption, compensation awards must be subject to performance goals, the material terms of which have been approved by shareholders within five years before the grant date. Because five years have passed since approval of the Plan, the material terms of the performance goals pursuant to which awards may be granted under the Plan must be approved by the Company’s shareholders in order for the Company to preserve its ability to take a federal tax deduction for compensation awards granted under the Plan. In connection with such requirement and based on its review of the terms of the Plan, the Compensation Committee and the Board have approved amendments to the Plan, including an amendment to the material terms of the performance goals under the Plan. The amendments remain subject to shareholder approval, which, if obtained, will constitute approval of the material terms of the performance goals for all purposes, including as required by Section 162(m) of the Code. The material terms of the performance goals under the Plan, as proposed to be amended, are substantially the same as those previously set forth under the Plan and approved by the Company’s shareholders; however, they now include, among the other performance criteria previously included in the Plan, performance criteria related to EBITDA and adjusted EBITDA as well as to cash and cash generation measures. See “Description of the Plan – Performance Goals” below.

          The amendments also include an increase in the maximum amount of a participant’s award under the Plan from $2,000,000 to $6,000,000 and certain ministerial revisions to the Plan.

          Set forth below is a summary of the Plan reflecting the amendments, including those to the material terms of the performance goals, which the Board is requesting that shareholders approve at the Annual Meeting. The following summary is qualified in its entirety by reference to the full text of the Plan, which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

Purpose of the Plan

          The purpose of the Plan is to advance the interests of the Company and its shareholders by providing certain of the Company’s key executives with annual incentive compensation which is tied to the achievement of pre-established and objective performance goals, to attract and retain the best available personnel for positions of substantial responsibility at the Company and to promote the success and profitability of the Company’s business. The Plan is intended to ensure that the annual incentive compensation paid to key executives under the Plan is not subject to the deduction limitations under Section 162(m) of the Code.

Description of the Plan

          Administration. The Plan is currently administered by the Compensation Committee of the Board of Directors. The Plan may in the future be administered by a separate committee as may be appointed by the Board of Directors; provided, however, that the administrative committee shall in any event be comprised of two or more members of the Board who shall each qualify as outside directors under Section 162(m) of the Code.

          Term. The Plan became effective on March 30, 2006 and, unless earlier terminated, will continue in effect until March 30, 2016.

          Eligibility. Participation in the Plan is limited to executives who are “covered employees” of the Company under Section 162(m) of the Code and who have been selected by the administrative committee as participants in the Plan.

          Performance Goals. The administrative committee will establish for each participant selected to participate in the Plan an objective performance goal or goals based on one or more of the following performance criteria:

•	earnings per share;
•	net income;
•	EBITDA;
•	adjusted EBITDA;
•	return on equity;
•	return on assets;
•	return on capital;
•	core earnings;
•	stock price or other measures of equity valuation;
•

strategic business objectives, consisting of one or more objectives based on meeting specified cost, profit, operating profit, sales, revenue, cash or cash generation targets or measures, or goals, including those relating to business expansion, business development, acquisitions or divestitures; or

•	any combination of the foregoing.

          Performance goals may be established on the basis of reported earnings or cash earnings, and consolidated results or the results of a business segment and may, in the discretion of the administrative committee, include or exclude certain items, including the operations or results of a business segment or unit and/or discontinued operations. Each performance goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company (or individual business segments) and/or the past or current performance of other companies.

          Attainment of the performance goals will be measured over a performance measurement period of one fiscal year, or a longer period, as determined by the administrative committee. The administrative committee will establish the performance goal no later than 90 days after the commencement of a performance measurement period.

          The maximum amount of a participant’s performance award under the Plan shall be set by the administrative committee on or before the grant of the award but shall in no event exceed $6,000,000. The actual amount of a participant’s performance award may be reduced or eliminated by the administrative committee in its sole discretion. The administrative committee, in its sole discretion, shall determine whether or not to pay all or part of a performance award in the case of the death or disability of a participant during a performance period.

          Determination of Award. Payment of any performance award to a participant for any performance period shall be made in cash after written certification by the administrative committee that the performance goal for the performance period was achieved, and any other material terms of the performance award were satisfied.

          Amendment and Termination. Subject to applicable laws and regulations, the administrative committee or the Board of Directors may, without the approval of the Company’s shareholders, amend or terminate the Plan from time to time in such respects as the administrative committee or the Board of Directors may deem advisable. However, no amendment or termination or modification of the Plan may impair the rights of a participant to any performance award already granted with respect to any performance period.

New Plan Benefits

          Each of the Named Executive Officers as well as certain other executives of the Company have been designated as participants in the Plan and are eligible to receive awards under the Plan for fiscal year 2011. Because awards payable under the Plan are based on the satisfaction of certain performance goals, the actual award, if any, to be paid to eligible executives under the Plan cannot be determined at this time.

Discretionary Bonuses Outside of the Plan

          In addition to bonuses which they may receive under the Plan, the Company’s executives, including the Named Executive Officers, are also eligible to receive bonuses at the discretion of the Compensation Committee based on a subjective evaluation of overall performance in areas outside those that are objectively measured from financial results. These bonuses are subject to the deduction limitations under Section 162(m) of the Code. During 2010, Mr. Maloney received a discretionary cash bonus of $750,000.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE AMENDMENTS TO THE BLUEGREEN CORPORATION 2006 PERFORMANCE-BASED ANNUAL INCENTIVE PLAN.

EQUITY COMPENSATION PLAN INFORMATION

          The following table sets forth information about securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2010.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Stock Options	Weighted-Average Exercise Price of Outstanding Stock Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Outstanding Stock Options)

Equity compensation plans approved by security holders	2,717,238	$9.53	7,919,012
Equity compensation plans not approved by security holders	—	—	—

3)	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          On May 18, 2011, the Audit Committee approved the continued engagement of E&Y, a firm of registered public accountants, as the Company’s independent auditor for 2011.

          E&Y and its predecessor, Arthur Young & Co., has served as the Company’s independent registered public accounting firm since 1984. E&Y will examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries.

          Representatives of E&Y will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to questions. You can find information on the pre-approval of independent auditor fees as well as E&Y’s 2010 and 2009 fees on page 18.

          The Board of Directors considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of E&Y for ratification by the Company’s shareholders as a matter of good corporate practice. If the appointment of E&Y is not ratified, then the Company will review its future selection of an independent registered public accounting firm in light of that vote result.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011.

OTHER MATTERS

          As of the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than those referred to in the accompanying Notice of Annual Meeting, which may be brought before the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL SHAREHOLDER MEETING
TO BE HELD ON JULY 27, 2011

          This Proxy Statement (including a form of the accompanying proxy card) and the Company’s Annual Report to Shareholders for the year ended December 31, 2010 are available at www.proxyvote.com.

ADDITIONAL INFORMATION

     “Householding” of Proxy Material. The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company’s transfer agent, BNY Mellon Shareowner Services, that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. However, the Company will deliver promptly upon written or oral request a separate copy of this Proxy Statement to a shareholder at a shared address to which a single Proxy Statement was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple proxy statements and would like to request delivery of a single proxy statement, please notify your broker if your shares are held in a brokerage account or BNY Mellon Shareowner Services if you hold registered shares. You can notify BNY Mellon Shareowner Services by sending a written request to BNY Mellon Shareowner Services, 300 Galleria Parkway NW, Suite 1020, Atlanta, GA, 30339, attention Judy Hsu.

     Shareholder Proposals for the 2012 Annual Meeting of Shareholders. Proposals of the Company’s shareholders intended to be presented at the Company’s 2012 annual meeting of shareholders must be received by the Company not later than February 28, 2012 (or such earlier date as specified in a report filed by the Company under the Exchange Act) to be considered for inclusion in the Company’s proxy materials relating to the 2012 annual meeting of shareholders and on or before May 13, 2012 (or such earlier date as specified in a report filed by the Company under the Exchange Act) for matters to be considered timely such that, pursuant to Rule 14a-4 under the Exchange Act, the Company may not exercise its discretionary authority to vote on such matters at that meeting. Any such proposals should be sent to the Company at its principal executive offices set forth on the first page of this Proxy Statement and addressed to the attention of Anthony M. Puleo, Secretary. Other requirements for inclusion are set forth in the SEC’s rules and regulations promulgated under the Exchange Act.

     Proxy Solicitation Costs. All costs of solicitation will be borne by the Company. The solicitation is to be principally conducted by mail and may be supplemented by telephone and personal contacts by the Company’s directors, executive officers and regular employees, without additional remuneration. Arrangements will be made with brokerage houses, banks and custodians, nominees and other fiduciaries to forward solicitation materials to the beneficial owners of shares held of record. The Company will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

BY ORDER OF THE BOARD OF DIRECTORS

Anthony M. Puleo Secretary June 27, 2011

Appendix A

BLUEGREEN CORPORATION
2006 PERFORMANCE-BASED ANNUAL INCENTIVE PLAN
(As Proposed to be Amended)

          1. PURPOSE. The purpose of this 2006 Performance-Based Annual Incentive Plan is to advance the interests of Bluegreen Corporation and its shareholders by providing certain of its key executives with annual incentive compensation which is tied to the achievement of pre-established and objective performance goals. The Plan is intended to provide participants with annual incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

          2. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

                    (a) “Board” means the Board of Directors of Bluegreen Corporation.

                    (b) “Committee” means the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of two (2) or more members of the Board who shall each qualify as “outside directors” under Section 162(m) of the Code.

                    (c) “Corporation” means Bluegreen Corporation or any entity that is directly or indirectly controlled by Bluegreen Corporation.

                    (d) “Participant” means a “covered employee” as defined in Section 162(m) of the Code and the regulations promulgated thereunder, who has been selected by the Committee as a participant in the Plan during a Performance Period.

                    (e) “Performance Award” means an award granted pursuant to the terms of Section 6 of the Plan.

                    (f) “Performance Goal” means the performance goal and payout schedules established by the Committee for a Participant (or group of Participants) no later than ninety (90) days after the commencement of each Performance Period which relates to one or more of the performance measures set forth in Section 6(b) of the Plan.

                    (g) “Performance Period” means the Corporation’s fiscal year, or such longer period as designated by the Committee.

                    (h) “Plan” means this Bluegreen Corporation 2006 Performance-Based Annual Incentive Plan, as may be amended and restated from time to time.

          3. PLAN ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall have full discretion, power and authority to administer and interpret the Plan and to establish rules and procedures for its administration as the Committee deems necessary and appropriate. Any interpretation of the Plan or other act of the Committee in administering the Plan shall be final and binding on all Participants.

          4. ELIGIBILITY. Performance Awards under the Plan may only be granted to an individual who is or may be a “covered employee” as defined in Section 162(m) of the Code and the regulations promulgated thereunder, who has been selected by the Committee to participate in the Plan during any Performance Period.

          5. TERM OF THE PLAN. The Plan became effective on March 30, 2006 and shall continue in effect for ten (10) years from such effective date, unless sooner terminated under Section 8 of the Plan.

          6. PERFORMANCE AWARDS. In the event that the Committee determines, in its sole and absolute discretion, to grant a Performance Award for any Performance Period, the Committee shall determine the amount of a Participant’s Performance Award as follows:

                    (a) General. Each Participant shall be eligible to receive a Performance Award if the Participant’s Performance Goal for the Performance Period has been achieved. The maximum amount of a Participant’s Performance Award shall be set by the Committee on or prior to the grant of a Performance Award; provided, however, that in no event shall a Participant’s Performance Award exceed Six Million Dollars ($6,000,000). The actual amount of a Participant’s Performance Award may be reduced or eliminated by the Committee as set forth in paragraph (c) below. The Committee, in its sole discretion, shall determine whether or not to pay all or part of the Performance Award in the case of the death or disability of a Participant during a Performance Period.

                    (b) Performance Goals. The Committee shall establish the Performance Goals and payout schedules for a Participant (or group of Participants) no later than ninety (90) days after the commencement of each Performance Period. Such Performance Goals shall be selected from among the following:

•	earnings per share;
•	net income;
•	EBITDA;
•	adjusted EBITDA;
•	return on equity;
•	return on assets;
•	return on capital;
•	core earnings;
•	stock price or other measures of equity valuation;
•

strategic business objectives, consisting of one or more objectives based on meeting specified cost, profit, operating profit, sales, revenue, cash or cash generation targets or measures, or goals, including those relating to business expansion, business development, acquisitions or divestitures; or

•	any combination of the foregoing.

          Performance Goals may be established on the basis of reported earnings or cash earnings, and consolidated results or the results of a business segment and may, in the discretion of the Committee, include or exclude certain items, including the operations or results of a business segment or unit and/or discontinued operations. Each Performance Goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Corporation (or individual business segments) and/or the past or current performance of other companies.

(i)	earnings per share;
(ii)	net income;
(iii)	EBITDA;
(iv)	return on equity;
(v)	return on assets;
(vi)	return on capital;
(vii)	core earnings;
(viii)	stock price;
(ix)

strategic business objectives, consisting of one or more objectives based on meeting specified cost, profit, operating profit, sales or revenue targets, or goals relating to business expansion, business development, acquisitions or divestitures; or

(x)	any combination of (i) through (ix) above.

          Performance Goals may be established on the basis of reported earnings or cash earnings, and consolidated results or individual business segments and may, in the discretion of the Committee, include or exclude certain items and/or the results of discontinued operations. Each Performance Goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Corporation (or individual business segments) and/or the past or current performance of other companies.

                    (c) Reduction or Elimination of Performance Award. The Performance Award for each Participant may be reduced or eliminated by the Committee in its sole discretion, but under no circumstances may the amount of any Performance Award to any Participant be increased. In determining whether a Performance Award will be reduced or eliminated, the Committee shall consider any extraordinary changes which may occur during the Performance Period, such as changes in accounting practices or applicable law, extraordinary items of gain or loss, discontinued operations, restructuring costs, sales or dispositions of assets and acquisitions, and shall consider such individual or business performance criteria that it deems appropriate, including, but not limited to, the Corporation’s cash flow, net income, pre-tax income, net revenue, EBITDA, adjusted EBITDA, operating income, diluted earnings per share, earnings per share, margin, return on assets, return on equity, cost reductions or savings, funds from operations, appreciation in the Corporation’s stock price or other equity valuation measure, and other relevant operating and strategic business results applicable to an individual Participant.

          7. PAYMENT OF PERFORMANCE AWARDS. Subject to any shareholder approval required by law, payment of any Performance Award to a Participant for any Performance Period shall be made in cash after written certification by the Committee that the Performance Goal for the Performance Period was achieved, and any other material terms of the Performance Award were satisfied.

          8. PLAN AMENDMENT AND TERMINATION.

                    (a) Committee Action; Shareholder Approval. Subject to applicable laws and regulations, the Committee or the Board may amend or terminate the Plan from time to time in such respects as the Committee or the Board may deem advisable, without the approval of the Corporation’s shareholders.

                    (b) Effect of Amendment or Termination. No amendment or termination or modification of the Plan may impair the rights of a Participant to any Performance Award already granted with respect to any Performance Period. The reduction or elimination of a Performance Award pursuant to Section 6(c) shall not be deemed an amendment, termination or modification of the Plan.

          9. SHAREHOLDER APPROVAL. No Performance Awards shall be granted after the fifth (5th) anniversary of the effective date the Plan unless the listing of permissible Performance Goals set forth in Section 6(b) shall have been approved or re-approved by the shareholders of the Corporation in the manner required by Section 162(m) of the Code and the regulations thereunder.

          10. INDEMNIFICATION OF COMMITTEE MEMBERS. In addition to such other rights of indemnification they may have as directors, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereon, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Performance Award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for gross negligence or misconduct in the performance of his duties; provided that within sixty (60) days after institution of any such action, suit or proceeding a Committee member shall in writing offer the Corporation the opportunity, at the Corporation’s expense, to handle and defend the same.

          11. WITHHOLDING. The Corporation will withhold from any amounts payable under the Plan all federal, state, foreign, city and local taxes as shall be legally required. Subject to applicable law, the Corporation may, if determined by the Committee in its sole discretion, bear certain or all of a Participant’s taxes, including, but not limited to, excise taxes, related to a Performance Award granted to such Participant.

          12. OTHER COMPENSATION PLANS. Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan. The adoption of the Plan shall not affect any such plan, nor shall the Plan preclude the Corporation from establishing any other forms of incentive or other compensation plans.

          13. NO EMPLOYMENT RIGHTS. The Plan does not constitute a contract of employment, and participation in the Plan will not give a Participant the right to continue in the employ of the Corporation on a full-time, part-time, or any other basis. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically been granted by the Committee under the terms of the Plan.

          14. UNFUNDED PLAN. Performance Awards under the Plan will be paid from the general assets of the Corporation, and the Corporation shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. The rights of Participants under the Plan shall be only those of general unsecured creditors of the Corporation.

          15. GOVERNING LAW. Except to the extent superseded by the laws of the United States, the laws of the State of Florida, without regard to its conflict of laws principles, shall govern in all matters relating to the Plan.

          16. INTERESTS NOT TRANSFERABLE. Except as expressly provided by the Committee, interests of Participants under the Plan may not be sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.

Appendix B

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Bluegreen Corporation
4960 Conference Way North, Suite 100
Boca Raton, Florida 33431

The undersigned hereby appoints Anthony M. Puleo and Raymond S. Lopez, and each of them acting alone, with the power to appoint his or her substitute, proxy to represent the undersigned and vote as designated on the reverse all of the shares of Common Stock of Bluegreen Corporation held of record by the undersigned on June 21, 2011 at the Annual Meeting of Shareholders to be held on July 27, 2011 and at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
BLUEGREEN CORPORATION
July 27, 2011

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of six directors, each for a term expiring at the Company’s 2012 Annual Meeting of Shareholders.	3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.
NOMINEES:
01) Alan B. Levan	☐	FOR
02) John E. Abdo
03) James R. Allmand, III	☐	AGAINST
04) Lawrence A. Cirillo
05) Mark A. Nerenhausen	☐	ABSTAIN
06) Orlando Sharpe
4. In his discretion, the proxy is authorized to vote upon such other matters as may properly come before the meeting.
☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” WITH RESPECT TO PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the number(s) of the nominee(s) below.

2. Approval of the amendments to the Bluegreen Corporation 2006 Performance-Based Annual Incentive Plan.	PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

☐ FOR

☐ AGAINST

☐ ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.                                                ☐

Signature of Shareholder________________ Date:_______ Signature of Shareholder ________________ Date: _______

NOTE: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.